Exhibit 10e

AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT
FOR
WILLIAM S. LATOFF

THIS AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT (this “Agreement”), made as of December 20, 2006, is by and among DNB FINANCIAL CORPORATION (“Holding Company”), DNB FIRST, NATIONAL ASSOCIATION (formerly known as Downingtown National Bank), a national banking association with principal offices at 4 Brandywine Avenue, Downingtown, PA 19335 (“Bank”) (Holding Company and Bank are sometimes referred to individually and collectively herein as the “Company”) and WILLIAM S. LATOFF, an individual (“Executive”).

Background

A. On December 17, 2004 Company and Executive entered into an agreement pursuant to which Company wishes to secure the future services of Executive by providing Executive the severance payments provided in this Agreement as additional incentive to induce Executive to devote Executive’s time and attention to the interests and affairs of the Company (the “Agreement”).

B. Company and Executive wish to amend and restate the Agreement upon the terms and conditions herein set forth.

C. The Boards of Directors of the Holding Company and the Bank have each approved this Agreement and it is intended to be maintained as part of the official records of the Holding Company and the Bank.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and intending to be legally bound hereby, the parties agree to amend the Agreement so that it shall provide in full as follows (as so amended and restated, hereafter the “Agreement”):

1. Employment. Except strictly to such extent (if any) as may be provided in another agreement between Holding Company or Bank and Executive, Executive shall remain an employee at will of the Company hereafter. This Agreement is not an employment agreement, but shall only be interpreted as governing the payment of severance, which may be due to Executive upon termination of Executive’s employment with Company under the specific circumstances described in this Agreement. No provision of this Agreement shall be interpreted to derogate from the power of the Company or its Board of Directors to terminate the employment of the Executive, subject nevertheless to the terms of this Agreement.

2. Compensation. The compensation to be paid by Company to Executive from time to time, including any fringe benefits or other employee benefits, shall not be governed by this Agreement. This Agreement shall not be deemed to affect the terms of any stock options, employee benefits or other agreements between the Company and Executive.

3. Severance Payments upon Termination of Employment After a “Change in Control”. This Agreement does not govern any termination of Executive’s employment with Company which occurs prior to a “change in control” as defined in subsection (e) of this Section. No inference shall be drawn from any provision of this Section concerning the rights and obligations of the parties in connection with a termination of Executive’s employment prior to such a “change in control”.

(a) Termination by Company for Cause or Not for Cause. If Executive’s employment is terminated by Company for “cause” (as defined in subsection (c) of this Section) at any time, or with or without “cause” prior to a “change in control”, Executive shall have no right to any severance or other payments under this Agreement due to such termination. If Executive is terminated by Company or Holding Company after a “change in control” (as defined in subsection (e) of this Section) other than for “cause”, Executive’s right to severance payments under this Agreement shall be as set forth in subsection (f) of this Section. A termination by Company of Executive’s employment with Bank only or Holding Company only shall be deemed a termination for purposes of this Agreement, and Executive’s right to severance payments (if any) hereunder, shall be determined as if such termination were a termination from employment with Company entirely.

(b) Termination by Executive for Good Reason or Not for Good Reason. If Executive terminates Executive’s employment with Holding Company and Bank prior to a change in control, or without “good reason” (as defined in subsection (d) of this Section) at any time, Executive shall have no right to any severance or other payments under this Agreement due to such termination. If Executive terminates Executive’s employment with Holding Company and Bank for “good reason” after a “change in control” (as defined in subsection (e) of this Section), Executive’s right to severance payments under this Agreement shall be as set forth in subsection (f) of this Section.

(c) Definition of “Cause”. For the purpose of this Agreement, termination for “cause” shall mean termination for personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, conviction of a felony, suspension or removal from office or prohibition from participation in the conduct of Holding Company’s or Bank’s affairs pursuant to a notice or other action by any Regulatory Agency, or willful violation of any law, rule or regulation or final cease-and-desist order which in the reasonable judgment of the Board of Directors of the Company will probably cause substantial economic damages to the Company, willful or intentional breach or neglect by Executive of his duties, or material breach of any material provision of this Agreement. For purposes of this paragraph, no act, or failure to act on Executive’s part shall be considered “willful” unless done, or omitted to be done, by him without good faith and without reasonable belief that this action or omission was in the best interest of Company; provided that any act or omission to act by Executive in reliance upon an approving opinion of counsel to the Company or counsel to the Executive shall not be deemed to be willful. The terms “incompetence” and “misconduct” shall be defined with reference to standards generally prevailing in the banking industry. In determining incompetence and misconduct, Company shall have the burden of proof with regard to the acts or omission of Executive and the standards prevailing in the banking industry.

(d) Definition of “Good Reason”. For purposes of this Agreement, Executive shall have “good reason” for terminating his employment with Holding Company and Bank if Executive terminates such employment within two (2) years after the occurrence of any one or more of the following events (a “Triggering Event”) without Executive’s express written consent, but only if the Triggering Event occurs within two (2) years after a “change in control” (as defined in subsection (e) of this Section) of Bank or Holding Company: (i) the assignment to Executive of any duties inconsistent with Executive’s positions, duties, responsibilities, titles or offices with Bank or Holding Company as in effect immediately prior to a change in control of Bank or Holding Company, (ii) any removal of Executive from, or any failure to re-elect Executive to, any of such positions, except in connection with a termination or suspension of employment for cause, disability, death or retirement, (iii) a reduction by Holding Company or Bank in Executive’s base annual salary, bonus and/or benefits as in effect immediately prior to a change in control or as the same may be increased from time to time thereafter, or the failure to grant periodic increases in the Executive’s base annual salary on a basis at least substantially comparable to the lowest periodic increase granted to other officers of the Company having the title of executive vice president or above, or (iv) any purported termination of Executive’s employment with Bank or Holding Company when “cause” (as defined in this Agreement) for such termination does not exist, or (v) a relocation of Executive’s workplace outside of Chester County.

(e) Definition of “Change in Control”. For purposes of this Agreement, a “change in control” of Company or Bank shall mean any one or more of the following:

(1) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)(or any successor provision) as it may be amended from time to time;

(2) any “persons” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act in effect on the date first written above), other than Company or Bank or any “person” who on the date hereof is a director of officer of Company or Bank, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company or Bank representing 25% or more of the combined voting power of Company’s or Bank’s then outstanding securities; or

(3) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Company or Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

(4) the signing of a letter of intent or a formal acquisition or merger agreement between the Holding Company or Bank, of the one part, and a third party which contemplates a transaction which would result in a “change of control” under paragraphs (1), (2) or (3) of this subsection (f), but, as to any Triggering Event, only if such letter of intent or agreement, or the transaction contemplated thereby, has not been canceled or terminated at the time the occurrence of the Triggering Event in question.

(f) Severance. If Executive is entitled to severance payments under subsection (a) or (b) of this Section, and if Executive shall have signed a release or releases as more fully described in Section 4 of this Agreement, Company shall pay as severance to Executive the following:

(I) Base Severance. A basic severance payment (“Base Severance”) in an amount equal to: (X) the sum (herein called “Total Annual Cash Compensation”) of two elements: (I) the aggregate amount of (i) salary, (ii) the Company’s cash contribution toward the cost of medical, life, disability and health insurance benefits, and (iii) employer contributions (whether or not matching) under the Company’s qualified defined contribution retirement plans, that was payable to or for the benefit of Executive at any time during the most recent full fiscal year of the Company ended prior to the time the Executive becomes entitled to severance payments under this Section (the “Base Element”), plus (II) the average of the aggregate annual cash bonuses that have been earned by the Executive for performance by the Executive during each of the three (3) most recent fiscal years of the Company ended prior to the time the Executive becomes entitled to severance payments under this Section, but any bonus shall only be included in the foregoing average to the extent it has been finally approved and fixed as to amount at the time the Executive becomes entitled to severance payments under this Section (the “Bonus Element”); multiplied by (Y) 2.99. Such payment shall be made in a lump sum within one (1) calendar week following the date of termination, or, if later, at the earliest time permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), subject to withholding by the Company as required by applicable law and regulations.

For purposes of calculating the Base Severance under this Agreement, the following shall apply:

(A)	Subject to paragraph (C) below, “Total Annual Cash Compensation” shall not include compensation that may have accrued but did not become payable at any time or during any period of reference.

(B)	Subject to paragraph (C) below, “Total Annual Cash Compensation” shall not include compensation that was paid in the form of Company stock or other noncash form.

(C)
Notwithstanding paragraphs (A) and (B) above, “Total Annual Cash Compensation” shall include compensation that otherwise would have been payable in cash at any time or during any period of reference, but was not paid in cash because of an election by the Executive to defer all or part of it or to take it in the form of Company stock or other noncash form.

(D)
If the Executive shall not have been employed by the Company for three (3) full fiscal years prior to the time the Executive becomes entitled to severance payments under this Section, the average used for determining the Bonus Element shall be determined based on the number of full and partial fiscal years of the Company in which the Executive was so employed and that have ended prior to the time the Executive becomes entitled to severance payments under this Section.

(E)
If any cash bonuses that were payable in a partial fiscal year of employment are included in calculating the average used for determining the Bonus Element, the assumed amount of cash bonuses to be used for that partial fiscal year in calculating the average shall be determined by dividing the actual cash bonuses payable for the partial fiscal year by the actual number of calendar days of employment in the partial fiscal year, and multiplying the result by 365.

(F)	For purposes of determining the Bonus Element, any signing bonus or other compensation that was payable as an incentive to Executive’s employment with the Company shall not be considered.

(G)
If the Executive shall not have been employed with the Company for a full fiscal year of the Company prior to the time that the Executive becomes entitled to severance payments under this Section, the “Base Element” for purposes of this Agreement shall be determined by dividing the amount of the Base Element as it would have been determined under clause (X)(I) of this paragraph by the actual number of calendar days of employment in the partial fiscal year, and multiplying the result by 365.

(II) Medical/Health Benefits. For a period of eighteen (18) months from the date of termination of the Executive’s employment with the Company, the Company shall continue to pay for Executive’s health insurance, HMO or other similar medical provider benefits (excluding any disability plans or benefits) on the same terms and conditions available to other employees from time to time. Thereafter, if the Executive chooses to continue such medical/health benefits as provided under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Executive must do so at Executive’s own expense. If, at any time after the termination of Executive’s employment with the Company, Executive becomes covered for medical/health benefits on any terms with a new employer, the Company shall thereafter have no obligation to pay for any benefits or coverage and the Company’s COBRA obligations shall terminate to the extent permitted by COBRA. Executive agrees to immediately notify Company, in writing, upon Executive’s acceptance of new employment which provides medical/health benefits for which Executive is eligible.

(III) Section 280G Gross-Up. If, as a result of payments provided for under or pursuant to this Agreement, together with all other payments in the nature of compensation provided to or for the benefit of the Executive under any other plans or agreements in connection with a Change in Control, the Executive becomes subject to excise taxes under Section 4999 of the Code, then, in addition to any other benefits provided under or pursuant to this Agreement or otherwise, the Company shall pay to the Executive at the time any such payments are made under or pursuant to this or other plans or agreements, an amount equal to the amount of such excise taxes (the “Parachute Tax Reimbursement”). In addition, the Company shall “gross up” such Parachute Tax Reimbursement by paying to the Executive at the same time an additional amount equal to the aggregate amount of any additional taxes (whether income taxes, excise taxes, special taxes, employment taxes or otherwise, and whether Federal, state or local) that are or will be payable by the Executive as a result of the Parachute Tax Reimbursement being paid or payable to the Executive and as a result of such additional amounts paid or payable to the Executive pursuant to this sentence, such that after payment of such additional taxes the Executive shall have been paid on a net, after-tax basis an amount equal to the Parachute Tax Reimbursement. The amount of the gross-up described in the immediately preceding sentence shall be computed on the assumption that the Executive shall be subject to each applicable tax at the highest marginal rate of such tax.

The amount of any Parachute Tax Reimbursement and any gross-up shall be determined by a registered public accounting firm selected by the Compensation Committee of the Board of Directors of the Company, whose determination, absent manifest error, shall be treated as conclusive and binding absent a binding determination by a governmental authority that a greater or lesser amount of taxes is payable by the Executive.

If the Parachute Tax Reimbursement and a gross-up are provided for the Executive pursuant to one or more other plans or agreements in addition to this Agreement, they shall be provided only once.

(g) Any termination of Executive’s employment by Company or by Executive shall be communicated by a dated, written notice, signed by the party giving the notice, which shall (A) indicate the specific termination provision in this Agreement relied upon; (B) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; (C) specify the effective date of termination.

(h) All obligations under this Agreement are subject to termination by any bank regulatory agency having jurisdiction over Holding Company or Bank (“Regulatory Agency”) in accordance with any applicable provisions of law or regulations granting such authority, but rights of the Executive to compensation earned as of the date of termination shall not be affected.

(i) Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The severance payments provided for in this Agreement shall not be reduced by any compensation or other payments received by Executive after the date of termination of Executive’s employment from any source.

4. Execution of Release Required. Executive agrees that, as a precondition to receiving the payments provided for in this Agreement, Executive shall have executed and delivered to Holding Company and Bank a release or releases, in form satisfactory to Holding Company and Bank, releasing all claims which Executive may then have against Holding Company or Bank, including without limitation any claims related to employment, termination of employment, discrimination, harassment, compensation or benefits, but excluding any claims for payments due or to become due under this Agreement.

5. Payment Obligations Absolute. Provided that the preconditions for payment set forth in this Agreement are fully satisfied, Company’s obligation to pay Executive the severance payments provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off counter claim, recoupment, defense or other right which Company may have against Executive. All amounts payable by Company hereunder shall be paid without notice or demand.

6. Continuing Obligations. Executive shall retain in confidence any confidential information known to him concerning Company and its business so long as such information is not publicly disclosed.

7. Amendments. No amendments to this Agreement shall be binding unless in a writing, signed by both parties, which states expressly that it amends this Agreement.

8. Notices. Notices under this Agreement shall be deemed sufficient and effective if (i) in writing and (ii) either (A) when delivered in person or by facsimile, telecopier, telegraph or other electronic means capable of being embodied in written form or (B) forty-eight (48) hours after deposit thereof in the U.S. mails by certified or registered mail, return receipt requested, postage prepaid, addressed to each party at such party’s address first set forth above and, in the case of Company, to the attention of the Chairman of the Board, or to such other notice address as the party to be notified may have designated by written notice to the sending party.

9. Prior Agreements. There are no other agreements between Company and Executive regarding Executive’s employment. This Agreement is the entire agreement of the parties with respect to its subject matter and supersedes any and all prior or contemporaneous discussions, representations, understandings or agreements regarding its subject matter.

10. Assigns and Successors. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company and Executive, provided, however, that Executive shall not assign or anticipate any of his rights hereunder, whether by operation of law or otherwise. For purposes of this Agreement, “Company” shall also refer to any successor to Holding Company or Bank, whether such succession occurs by merger, consolidation, purchase and assumption, sale of assets or otherwise.

11. Executive’s Acknowledgment of Terms. Executive acknowledges that he has read this Agreement fully and carefully, understands its terms and that it has been entered into by Executive voluntarily. Executive acknowledges that any payments to be made hereunder will constitute additional compensation to Executive. Executive further acknowledges that Executive has had sufficient opportunity to consider this Agreement and discuss it with Executive’s own advisors, including Executive’s attorney and accountants. Executive has been informed that Executive has the right to consider this Agreement for a period of at least twenty one (21) days prior to entering into it. Executive acknowledges that Executive has taken sufficient time to consider this Agreement before signing it. Executive also acknowledges that Executive has the right to revoke this Agreement for a period of seven (7) days following this Agreement’s execution by giving written notice of revocation to Company.

IN WITNESS WHEREOF, the parties hereto have caused the due execution of this Agreement as of the date first set forth above.

Attest: _______________________________ Print Name: Bruce E. Moroney Title: EVP and CFO	Holding Company: DNB FINANCIAL CORPORATION By: __________________________ Print Name:: William J. Hieb Title: President and COO
Attest: _______________________________ Print Name: Bruce E. Moroney Title: EVP and CFO	Bank: DNB FIRST, NATIONAL ASSOCIATION By: ___________________________ Print Name: William J. Hieb Title: President and COO
Witness: _______________________________ Print Name: Bruce E. Moroney	Executive: ______________________________ William S. Latoff